(Draft -7/1/02)

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant    [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement     Confidential, For Use of the
                                     Commission Only (as permitted by
                                     Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material under Rule 14a-12

                         COEUR D'ALENE MINES CORPORATION

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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transactions applies:

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     (2)  Aggregate number of securities to which transactions applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, schedule or registration statement no.:

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     (3)  Filing party:

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     (4)  Date filed:

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File:  853396
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

            PRELIMINARY PROXY SOLICITING MATERIAL DATED JULY 26, 2002

                         COEUR D'ALENE MINES CORPORATION
                        400 COEUR D'ALENE MINES BUILDING
                                POST OFFICE BOX I
                                505 FRONT AVENUE
                           COEUR D'ALENE, IDAHO 83814

                                                                August ___, 2002

Dear Shareholder:

     We are pleased to invite you to attend our Annual Meeting of Shareholders. This year it will be held the morning of Tuesday, September 17, 2002, at 9:00 A.M., local time, at The Coeur d'Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d'Alene, Idaho. The primary business of the meeting will be to:

     o    elect directors,

     o approve an amendment of our Restated and Amended Articles of Incorporation authorizing an increase in the number of authorized shares of common stock from 125 million to 250 million shares, and

     o increase the number of shares of common stock authorized for issuance under our Executive Compensation Program and Non-Employee Directors' Stock Option Plan.

     A Notice of the Annual Meeting and the Proxy Statement follow. You will also find enclosed a proxy card. We invite you to attend the meeting in person, but if this is not feasible, it is important that you be represented by proxy. If you cannot attend the meeting, we urge you to date and sign the enclosed proxy card, and return it promptly. We have provided a return-addressed, permit-stamped envelope for your convenience.

                                         Sincerely,

                                         /s/ Dennis E. Wheeler

                                         DENNIS E. WHEELER
                                         Chairman of the Board,
                                         President and Chief Executive Officer

WE URGE YOU TO CAREFULLY CONSIDER EACH OF THE MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING AND THE BOARD'S RECOMMENDATION THAT SHAREHOLDERS VOTE FOR EACH OF THE PROPOSALS BEING PRESENTED.

                         COEUR D'ALENE MINES CORPORATION
                        400 COEUR D'ALENE MINES BUILDING
                                505 FRONT AVENUE
                                POST OFFICE BOX I
                            COEUR D'ALENE IDAHO 83814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

     Notice is hereby given that our Annual Meeting of Shareholders will be held at The Coeur d'Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d'Alene, Idaho, on Tuesday, September 17, 2002, at 9:00 A.M., local time, for the following purposes:

          1. To elect a Board of Directors consisting of 10 persons to serve for the ensuing year or until their respective successors are duly elected and qualified;

          2. To approve an amendment of our Restated and Amended Articles of Incorporation authorizing an increase in the number of authorized shares of common stock from 125 million to 250 million shares;

          3. To amend our Executive Compensation Program to authorize the reservation of an additional 1,000,000 shares of common stock for issuance under the program;

          4. To amend our Non-Employee Directors' Stock Option Plan to authorize the reservation of an additional 500,000 shares of common stock for issuance under options to be granted under the plan; and

          5. To transact such other business as properly may come before the meeting.

     Nominees for directors to be elected at the Annual Meeting are set forth in the enclosed Proxy Statement.

     Only shareholders of record at the close of business on Tuesday, July 30, 2002, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting.

                                             By order of the Board of Directors,


                                             DENNIS E. WHEELER
                                             Chairman of the Board

Coeur d'Alene, Idaho
August ____, 2002

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                             YOUR VOTE IS IMPORTANT

PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF THE PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU ATTEND THE MEETING.

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                                       3

                                 PROXY STATEMENT

General

     This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies of shareholders for shares to be voted at the Annual Meeting of Shareholders to be held on Tuesday, September 17, 2002, and any and all adjournments thereof.

     Any shareholder executing a proxy has the right to revoke it at any time prior to its exercise by giving notice to our Secretary.

     This proxy statement and the accompanying proxy are being mailed or given to our shareholders on or about August __, 2002.

                                VOTING SECURITIES

     All shareholders of record as of the close of business on July 30, 2002, are entitled to vote at the Annual Meeting or any adjournment thereof upon the matters listed in the Notice of Annual Meeting. Each shareholder is entitled to one vote for each share held of record on that date. As of the close of business on June 30, 2002, a total of 79,030,849 shares of our common stock were outstanding [to be updated to July 30, 2002 in the definitive proxy statement].

     Shares represented by a proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote:

     o FOR the election of the 10 nominees for directors listed herein (or their substitutes in the event any of the nominees is unavailable for election);

     o FOR approval of the proposed amendment of our Restated and Amended Articles of Incorporation authorizing an increase in the number of authorized shares of common stock from 125 million to 250 million shares;

     o FOR approval of the proposed amendment of our Executive Compensation Program authorizing the reservation of an additional 1,000,000 shares of common stock for issuance under the program;

     o FOR approval of the proposed amendment of our Non-Employee Directors' Stock Option Plan to authorize the reservation of an additional 500,000 shares of common stock for issuance upon the exercise of options to be granted under the plan; and

     o in their discretion with respect to such other business as properly may come before the Annual Meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by us for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

     We will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees in person or by telephone or telegram. We have retained Morrow & Company, Inc., New York, New York, to assist in the solicitation of proxies. Morrow & Company's charge will be $8,000 plus out-of-pocket expenses.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     Ten directors are to be elected at the Annual Meeting, each to serve for one year or until his successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the 10 persons named below. All of the nominees currently are directors, except for J. Kenneth Thompson who is being nominated to fill the vacancy created by the retirement of Joseph C. Bennett, who retired from the Board after serving the Company dutifully as a director since 1981. We do not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion.

Nominees                                                Age       Director Since
--------                                                ---       --------------

Dennis E. Wheeler....................................    59            1978
Chairman of the Board of Coeur d'Alene Mines
Corporation since May 1992; President since
December 1980; Chief Executive Officer since
December 1986; Chief Administrative Officer from
December 1980 to December 1986; Secretary from
January 1980 to December 1980; Senior Vice
President and General Counsel from 1978 to 1980.
Member of the Board of Directors and Chairman of the Audit Committee of Sierra Pacific Resources
(a NYSE-listed public utility holding company).

James J. Curran......................................    62            1989
Chairman of the Board and Chief Executive
Officer of First Interstate Bank, Northwest
Region (Alaska, Idaho, Montana, Oregon and
Washington) from October 1991 to April 30, 1996;
Chairman of the Board and Chief Executive
Officer of First Interstate Bank of Oregon, N.A.
from February 1991 to October 1991; Chairman and
Chief Executive Officer of First Interstate Bank of Denver, N.A. from March 1990 to January 1991;
Chairman, President and Chief Executive Officer of First Interstate Bank of Idaho, N.A. from
July 1984 to March 1990.

James A. McClure.....................................    77            1991
Of Counsel, Givens & Pursley; Consultant to the
Washington, D.C. consulting firm of McClure, Gerard & Neuenschwander, Inc.; United States
Senator from Idaho from 1972 to 1991; former
Chairman of the Senate Energy and Natural
Resources Committee.

Cecil D. Andrus......................................    70            1995
Governor of Idaho (1971-1977 and 1987-1995);
Secretary of the U.S. Department of the Interior
(1977-1981). Director of Albertson's Inc. (a nation-wide grocery retail chain), Key Corp.
(commercial banking) and RENTRAK (a video cassette leasing company). Chairman of the Andrus Center for Public Policy at Boise State
University; "Of Counsel" member of the Gallatin
Group (a policy consulting firm).

John H. Robinson.....................................    51            1998
Executive Director of Amey PLC (a business process outsourcing company) since April 1, 2000. Vice Chairman of Black & Veatch, an international engineering and construction firm, from January 1999 to March 2000; Managing
Partner of that company from 1989-1999; Chairman of Black and Veatch U.K., Ltd and President of
Black & Veatch International from 1994 to March
2000. Member of the Board of Directors of Alliance Resource Partners MLP (coal mining).

Nominees                                                Age       Director Since
--------                                                ---       --------------

Robert E. Mellor.....................................    58            1998
Chairman, Chief Executive Officer and President of Building Materials Holding Corporation
(distribution, manufacturing and sales of building materials and component products) since
1997, director since 1991; Of Counsel, Gibson,
Dunn & Crutcher, LLP, 1991-1997. Member of the
Board of Directors of The Ryland Group, Inc.
(national residential home builder).

Timothy R. Winterer..................................    65            1998
President, Chief Operating Officer and Director of Western Oil Sands from January 2000 to
December 2001. President and Chief Executive
Officer of BHP World Minerals Corporation
(international resources company) from 1997 to 1998; Group General Manager and Executive Vice
President, BHP World Minerals (1996-1997);
Senior Vice President and Group General Manager,
BHP World Minerals (1992-1996); Senior Vice
President, Operations International Minerals,
BHP Minerals (1985-1992); Executive Vice
President, Utah Development Company (1981-1985).

Xavier Garcia de Quevedo Topete......................    55            1999
President and Chief Operating Officer of Asarco
Incorporated (copper mining company) since
November 19, 1999. General Director of Grupo
Ferroviario Mexicano, S.A. de C.V. and of
Ferrocarril Mexicano, S.A. de C.V. from December
1997 to December 1999; General Director of
Development and Projects of Grupo Mexico, S.A.
de C.V. from (copper and precious metals mining company) 1994 to 1997 and Alternate Director of that company since 1998; director of Asarco
Incorporated since 1999; and director of Southern Peru Copper Corporation since December
1999.

Daniel Tellechea Salido..............................    56            1999
Managing Director for Administration and Finance of Grupo Mexico S.A. DE C.V. since 1994;
Alternate Director of Grupo Mexico since 1998;
Managing Director of Mexicana De Cobre, S.A. DE
C.V., 1986 - 1993; Director, Vice President and
Chief Financial Officer of Asarco Incorporated since 1999; Director and Vice President of
Finance of Southern Peru Copper Corporation since 1999.

Nominees                                                Age       Director Since
--------                                                ---       --------------

J. Kenneth Thompson..................................    50
President of Pacific Rim Leadership Development,
LLC (executive consulting firm in Anchorage, Alaska.) from May 2000 to present. Executive vice president of ARCO's Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from January 1998 to June 2000. President of ARCO Alaska, Inc., the parent company's oil and gas producing division based in Anchorage, Alaska from June
1994 to January 1998. Member of the Board of
Directors of Alaska Airlines and Alaska Air
Group, Inc.

                       MANAGEMENT RECOMMENDS THAT YOU VOTE
              FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

     Our Board of Directors met nine times during 2001. We have an Audit Committee comprised solely of outside directors and presently consisting of Messrs. Curran, McClure and Winterer. The Audit Committee met four times during 2001. The Board also has a Compensation Committee, comprised solely of outside directors and presently consisting of Messrs. Andrus, Robinson and Mellor. The Compensation Committee met one time during 2001. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he served, except for Daniel Tellechea Salido, who missed three meetings of the Board of Directors. Our Board also has an Executive Committee on which Messrs. Curran, Mellor, Robinson and Wheeler currently serve. The Executive Committee is authorized to act in the place of the Board of Directors on limited matters that require action between Board meetings. The Board of Directors does not have a nominating committee.

                                 SHARE OWNERSHIP

     The following table sets forth information, as of June 30, 2002, [to be updated to July 30, 2002 in the definitive proxy statement] concerning the beneficial ownership of our common stock by shareholders known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, by each of the nominees for election as directors, and by all of our directors/nominees and executive officers as a group:


                                                      Shares
                                                   Beneficially      Percent of
                                                      Owned          Outstanding
                                                 ----------------    -----------

Asarco Incorporated..........................    7,175,000 (1)          9.35
Dennis E. Wheeler............................      432,522 (2)(3)        .56
James J. Curran..............................      162,736 (2)(3)        .21
James A. McClure.............................       28,060 (3)           *
Cecil D. Andrus..............................       27,813 (3)           *
John H. Robinson.............................       37,536 (3)           *

                                                      Shares
                                                   Beneficially      Percent of
                                                      Owned          Outstanding
                                                 ----------------    -----------

Robert E. Mellor.............................       24,959 (3)           *
Timothy R. Winterer..........................       50,719 (3)           *
Daniel Tellechea Salido......................       23,754 (3)(4)        *
Xavier Garcia de Quevedo Topete..............       23,754 (3)(4)        *
J. Kenneth Thompson..........................          -0-               *
All executive officers and nominees for
 director as a group (18 persons)............    1,001,708              1.31

---------------
(*) Holding constitutes less than .10% of the outstanding shares.

(1) Asarco Incorporated is primarily engaged in the mining and production of copper and is a wholly-owned subsidiary of Grupo Mexico, S.A. de C.V., a copper and precious metals mining company headquartered in Mexico. The address of Asarco Incorporated is 1150 N. 17th Avenue, Tucson, AZ 85703-0747.

(2) Individual shares investment and voting powers over certain of his shares with his wife. The other directors have sole investment and voting power over their shares.

(3) Holding includes the following shares which may be acquired upon the exercise of exercisable options outstanding under the Long-Term Incentive Plan under our Executive Compensation Program or Non-Employee Directors' Stock Option
Plan: Dennis E. Wheeler - 375,784 shares; James J. Curran - 162,636 shares; James A. McClure - 27,710 shares; Cecil D. Andrus - 27,713 shares; John H. Robinson - 37,436 shares; Robert E. Mellor - 24,859 shares; Timothy R. Winterer
- 49,719 shares; Daniel T. Salido - 23,754 shares; Xavier G. de Q. Topete - 23,754 shares; and all executive officers and directors as a group - 937,722 shares.

(4) Daniel T. Salido and Xavier G. de Q. Topete are designees of Grupo Mexico, S.A. de C.V., a Mexican copper and precious metals mining company that is the parent of Asarco Incorporated.

                        COMPENSATION AND RELATED MATTERS

Compensation Committee Report

     The following description of our executive compensation practices and policies is presented on behalf of the Compensation Committee of our Board of Directors. The present members of the Committee are Cecil D. Andrus, John H. Robinson and Robert E. Mellor. The fundamental philosophy of our Executive Compensation Program is to offer competitive compensation opportunities based on the Company's performance and to a lesser extent, individual performance. Our Company and the Committee, at least annually, utilize the services of Hewitt Associates, a leading, independent executive compensation consulting firm, in connection with the implementation of the Executive Compensation Program. In addition, the Committee also receives information from other mining company compensation studies.

     Compensation of our executive officers is reviewed annually by the Committee, which is comprised entirely of outside directors, and is directly linked to our financial performance comparisons with other companies in the mining industry and shareholder interests. Total compensation opportunities are competitive with those offered by other employers in the precious metals mining industry on a size-adjusted basis. Annual base salaries are targeted at approximately the 50th percentile of such companies on a size-adjusted basis.

     Annual incentive compensation awards under the AIP are based on target award levels, expressed as a percentage of base salaries, established at the beginning of each annual performance period for participating executives and vary (from 50% for the Chairman, President and CEO to lower amounts for other executives) depending upon the individual's level of responsibility and impact on overall Company performance. Specific individual and group objectives, reflecting the executive's responsibilities, are developed for each participating executive prior to the beginning of the year. Objectives for participants other than the Chairman, President and CEO are established for each participant by the CEO, and reviewed by the Compensation Committee. Individual objectives for the Chairman, President and CEO are established by the Committee and for 2001 included objectives relating to our operations, management and growth. Accordingly, the Compensation Committee reviews the executive's performance relative to the predetermined goals and reports to the Board of Directors. In addition, financial objectives are established for the Company based on growth of total assets and cash flow return on total assets. Actual awards paid after the end of each annual performance period vary from the target awards based on the actual versus targeted performance objectives. In 2001, 50% of the target award value was based on financial performance of the Company and 50% was based on the individual performance of the participant. Awards vary from zero percent to 200 percent of the target awards. The total annual incentive awards paid to our Chief Executive Officer and the other four highest paid executive officers employed at the end of 2001 were $450,695 compared to $202,025 in 2000, and $850,406 in 1999.

     Long-term incentive awards under the Executive Compensation Program consist of stock options granted under the LTIP and performance shares awarded under the LTPSP. Of each long-term incentive awarded, 25% is allocated to stock options granted under the LTIP and 75% is allocated to performance shares awarded under the LTPSP.

     Awards of stock options are based on established percentages of base salary and vest cumulatively at a rate of 25% per year. The options expire ten years after the date of grant. Option exercise prices are equal to the fair market value of the common stock on the date of grant. As of July 30, 2002, nonqualified stock options and incentive stock options to purchase a total of 689,438 shares of common stock at an average exercise price of $1.58 per share were outstanding.

     Performance shares awarded under the LTPSP are designed to award key executives for overall company performance over a three-year time period and to align the interests of such executives with those of shareholders by rewarding increases in shareholder value. In August 2000, the vesting period for future LTPSP awards was reduced from four to three years. Before each performance period begins, target awards, expressed as a percentage of base salaries, are established for each executive, with a target award level (varying from 150% for our

Chairman/President/CEO to lower amounts for other executives) for each participant depending upon the individual's level of responsibility and impact on overall total return to shareholders.

     Actual LTPSP awards paid at the end of the performance period vary from the initial award target based on our company's actual total shareholder return relative to the total shareholder returns of a group of other comparable companies in the precious metals mining industry. The comparable companies are Apex Silver Mines Ltd., Bema Gold Corp., Cambior Inc., Echo Bay Mines Corp., First Silver Reserve, Inc., Glamis Gold Ltd., Hecla Mining Co., Homestake Mining Company, Kinross Gold Corp., Meridian Gold, Inc., Pan American Silver Corporation, TVX Gold, Inc. and Viceroy Resources Corp. Total shareholder return is the price of the common stock at the end of the year plus dividends during the year, divided by the market value of the common stock at the beginning of the year. Actual award payments may vary from zero percent to 150% of the target awards. Final awards under the LTPSP, which are not determinable until completion of the three-year performance period, are paid 60% in shares of common stock and 40% in cash.

     Payments made in March 2002 under the AIP were based on 2001 performance. As stated above, 50% of an AIP award is based on the prior year's growth of our total assets and cash flow return on investment and 50% is based on individual performance measured against predetermined individual or group objectives. With respect to the individual performance portion of the March 2002 AIP award to our Chairman, President and CEO, the award was based on 2001 performance and reflected the following company performance accomplishments in 2001:

     o the reduction in the cash cost of silver production to $3.93 per ounce in 2001, compared to $4.09 per ounce in 2000;

     o the $59.1 million, or 29%, reduction in our convertible indebtedness as a result of our ongoing debt restructuring program which increased shareholders' equity and decreased future cash interest payments;

     o the preparation of our Cerro Bayo high-grade gold and silver mine in southern Chile for the commencement of production in early 2002;

     o the commencement of a final feasibility study at our San Bartolome silver property in Bolivia with the assistance of a $760,000 grant from the U.S. Trade Development Agency, and the securing of additional mining and exploration rights that increased silver resources and enhanced project economics there;

     o the introduction of trackless mining in selected areas at Coeur Silver Valley that will improve productivity and reduce future cash costs there;

     o our entering into of a final settlement agreement with U.S. Government in March 2001, terminating our involvement and obligations with respect to litigation for the cleanup of the Coeur d'Alene Basin; and

     o our receipt of the industry's top safety honor, the Sentinels of Safety Award, at our Rochester mine in Nevada.

     It should be noted that the above discussion of Company performance accomplishments arises in the context of executive compensation relating to the year end of December 31, 2001, and, therefore, does not include any discussion of company performance accomplishments during the current year which ends on December 31, 2002. Company performance accomplishments during 2002 will be discussed in next year's proxy statement in the context of executive compensation relating to the year ending December 31, 2002.

     On May 8, 2001, the Compensation Committee and the Board of Directors approved an option exchange program that the Company extended to the four persons employed by us that held fully-vested options that had been granted to them between 1992 and 1997. The options entitled the holders to purchase an aggregate of 268,861 shares of our common stock at exercise prices ranging from $13.125 to $20.875 per share. The options were to expire ten years from the date of grant. The closing sale price of the common stock on the New York Stock Exchange on May 8, 2001, was $1.26 per share. Pursuant to the option exchange program, on May 15, 2001, the four persons were extended the right prior to June 15, 2001, to tender and have cancelled their options granted between 1992 and 1997 and have a new option granted in exchange therefore on December 17, 2001, (which is six months and one day after June 15, 2001). Each of the four persons exercised their right and new, fully-vested options exercisable for a ten-year period were granted to them on December 17, 2001, at an exercise price equal of $0.74 per share, which was the market value of the common stock on that date. The option exchange program was instituted to provide incentives to optionees by making available options with more realistically priced exercise prices equal to the market value of the shares on the date of grant of the repriced options. The Company was able to provide these incentives without increasing the number of shares and potential dilution to shareholders under outstanding options.

     The following table sets forth information relating to the above option exchange program. We have not previously repriced outstanding options.

                                                                                              Length of
                                        Number of                                             Original
                                        Shares       Market Price   Exercise                  Option Term
                                        Underlying   of Stock at    Price          New        Remaining at
Name and                 Date of        Cancelled    Time of        at Time of     Exercise   Date of
Title of Optionee        Cancellation   Options      Cancellation   Cancellation   Price      Cancellation
----------------------   ------------   ----------   ------------   ------------   --------   --------------

Dennis E. Wheeler         6/15/01        229,090      $1.26         $13.125 -      $0.74       4 yrs 9 mos
Chairman, President                                                 $20.875                    to 6 yrs 1 mo
and CEO of the Company

Robert Martinez           6/15/01        20,429       $1.26         $13.125 -      $0.74       4 yrs 9 mos
Senior Vice-President                                               $20.875                    to 6 yrs 1 mo
and COO of the Company

                                                                                              Length of
                                        Number of                                             Original
                                        Shares       Market Price   Exercise                  Option Term
                                        Underlying   of Stock at    Price          New        Remaining at
Name and                 Date of        Cancelled    Time of        at Time of     Exercise   Date of
Title of Optionee        Cancellation   Options      Cancellation   Cancellation   Price      Cancellation
----------------------   ------------   ----------   ------------   ------------   --------   --------------

James Duff                6/15/01         8,031       $1.26         $13.125 -      $0.74       5 yrs 9 mos
Vice-President-                                                     $17.50                     to 6 yrs 1 mo
Business Development
of the Company

Alfredo Cruzat            6/15/01        11,311       $1.26         $13.125 -      $0.74       4 yrs 9 mos
Vice President and                                                  $20.875                    to 6 yrs 1 mo
General Manager of CDE
Chilean Mining Corp.,
a subsidiary of the
Company

-----------------------------

Total                                   268,861
                                        =======


     The above option exchange program discussion relates to a program approved and implemented during the year ended December 31, 2001. Information relating to an option exchange program which was approved by the Board of Directors on March 19, 2002, and in connection with which new options will be granted on October 2, 2002, will be set forth in next year's proxy statement to be used in connection with the Annual Meeting of Shareholders expected to be held in June 2003.

                                          Compensation Committee of the
                                          Board of Directors
                                          Robert E. Mellor (Chairman)
                                          Cecil D. Andrus
                                          John H. Robinson


History and Objectives of the Company's Executive Compensation Program

     Our Executive Compensation Program provides incentives to executive officers to meet short-term and long-term objectives and attract, retain and motivate key executives that significantly affect our performance. Officers of Coeur d'Alene Mines Corporation and its subsidiaries (currently totaling 13 persons) are eligible to participate in the program. Hewitt Associates, a leading, independent executive compensation consulting firm, advises our Board of Directors, its Compensation Committee and our Chief Executive Officer regarding the implementation of the program. Under the Executive Compensation Program, base salary and annual incentive are targeted at approximately the 50th percentile of that reported for other companies in the mining industry on a size-adjusted basis. The total compensation opportunity (including long-term incentive) is targeted at the 75th percentile, based on stated performance objectives. The program was originally approved by shareholders in 1984. Amendments to the program approved by shareholders in 1995 were designed to make us remain competitive with mining industry peer companies and to align even further the financial incentives of management with the shareholders' interests. We believe the Executive Compensation Program is structured to motivate the key executives to best serve the shareholders by conducting business in a manner that enhances shareholder value.

Compensation Committee

     Our Executive Compensation Program is administered by the Compensation Committee of the Board of Directors, which is composed entirely of outside directors. The Committee works with Hewitt Associates and our Chief Executive Officer to assure that the program meets the objectives set forth above, and is consistent with other plans in the mining industry. In addition, the Compensation Committee meets annually to set executive compensation for the year, to review recommendations of the independent consultant and to recommend compensation changes to the Board of Directors. The selection of officers receiving grants of stock options and awards of stock under the program, and decisions concerning the timing, pricing and amount of such grants and awards, are made by the Compensation Committee. The Board makes the final decision regarding all other elements of executive compensation, including executives salaries.

Elements of the Program

     The Executive Compensation Program consists of three basic elements: (i) base salary, (ii) annual incentive compensation, and (iii) long-term incentive compensation. The program is performance based. For the year 2001, 50% of each executive's annual incentive compensation was determined by our company's overall financial performance relative to predetermined goals established by the Board of Directors, and the remaining 50% was determined by the executive's performance relative to their individual predetermined goals. Goals of the Chief Executive Officer are set and reviewed by the Compensation Committee, which makes recommendations to the Board of Directors. Goals of other executives are set by the Chief Executive Officer, reviewed by the Compensation Committee and approved by the Board of Directors. Seventy five percent of each executive's long-term incentive compensation is based upon our company's total return to shareholders compared to a mining industry peer group and the remaining 25% consists of stock options which align the executive's compensation with shareholder interests.

Compensation Program Summary

     During 2001, Hewitt Associates reviewed executive compensation and the target levels. The compensation of our executive officers is also linked to our company's financial performance as well as the individual officer's performance. As more fully discussed below under "Compensation Committee Report," annual incentive compensation awards under the Annual Incentive Plan (the "AIP") are based upon target award levels expressed as a percentage of base salaries, established at the beginning of each year for participating executives, and vary depending upon the individual's level of responsibility and impact on our company's overall performance. Commencing in 2001, 50% of the AIP target award value has been based on our financial performance as related to predetermined goals, and the remaining 50% by the individual executive's performance relative to individual predetermined goals. The vesting period applicable to future LTPSP awards also was reduced from four to three years.

     The program's Long-Term Incentive Plan (the "LTIP") is based upon a four-year performance period. Long-term incentives include options granted under the LTIP and performance shares (payable in shares of common stock and cash after a four-year performance period) granted under our Long-Term Performance Share Plan (the "LTPSP"). The exercise price of options granted under the LTIP is equal to the fair market value of the common stock on the date of grant of the options. The long-term compensation opportunities associated with options that vest at a rate of 25% a year and shares of common stock that are issued after a four-year period are directly related to the market value of our common stock. Long-term incentive awards paid under the LTPSP reward long-term shareholder value enhancement relative to industry competitors over a three-year performance period. No stock options under the LTIP have been granted nor performance shares under the LTPSP awarded for services rendered in 2001.

     During the seven-year period from 1995 through 2001, a total of 1,500,000 shares of common stock, were authorized for issuance under the Executive Compensation Program. As of July 30, 2002, 816,291 shares remained available to underlie awards to be granted in the future under the program and it is anticipated that 699,614 shares will remain available after the planned granting of options in October 2002. Proposal No. 3 to be voted on at this Annual Meeting contemplates a 1,000,000 share increase in the number of shares reserved for issuance under Executive Compensation Program awards during the next two years.

     The total annual incentive awards paid to our Chief Executive Officer and the other four highest paid executive officers employed at the end of the year were $450,695 in 2001, compared to $202,025 in 2000, and $850,406 in 1999, and their total annual compensation was $1,353,851 in 2001, compared to $1,282,139 in 2000 and $1,154,872 in 1999.

     The following Summary Compensation Table sets forth the annual base salary, annual bonus (including cash and stock) and long-term incentive compensation (including stock awards, options granted and long-term incentive cash payments) earned by our Chief Executive Officer and the other four highest paid executive officers employed at the end of the year for services rendered during each of the last three years.

                                              SUMMARY COMPENSATION TABLE

                                                                        Long-Term Compensation
                                                                -------------------------------------

                                  Annual Compensation              Awards                     Payouts
                           --------------------------------------------------------------------------
                                                                                  Shares
Name and                                         Other Annual      LTPSP         Underlying    LTPSP      All Other
Principal                   Salary    Bonus      Compensation   Common Stock      Options     Payouts   Compensation
Position            Year     ($)      ($)(1)        ($)(2)      Award (#Sh)(3)    (#Sh)(4)    ($)(5)       ($)(6)
--------            ----    ------    ------     ------------   --------------   ----------   -------   -------------


Dennis E. Wheeler   2001   $485,658   $212,916         --              --          229,090         --      $35,668
 Chairman,          2000    465,167    100,625         --           3,429               --    $ 2,143       59,551
 President
 Chief Executive
 Officer            1999    426,399    394,281         --           4,438           75,364      9,615       43,585

Geoffrey A. Burns   2001    210,739     65,243         --              --               --         --       16,657
 Senior Vice-
 President          2000    199,606     28,583         --              --               --         --       19,512
 Chief Financial
 Officer            1999    141,100    106,144         --              --               --         --        3,664

Robert Martinez     2001    288,241     94,050         --              --           20,429         --       24,892
 Senior Vice
 President          2000    252,423     35,844         --             279               --        174       27,179
 Chief Operating
 Officer            1999    249,124    181,200         --             363           25,500        784       21,214

Dieter A. Krewedl   2001    193,318     46,612         --              --               --         --       15,674
 Senior Vice
 President          2000    169,790     21,656         --              --               --         --       17,316
 Exploration        1999    149,240     79,388         --              --               --         --        4,797

James K. Duff       2001    175,895     31,875         --              --            8,031         --       14,423
 Vice President     2000    178,625     15,938         --             209               --        130       17,817
 Business
 Development        1999    157,578     84,375         --              --            7,221         --       13,972

---------------

(1) Annual incentive payments under the AIP are paid in cash and based on target award levels established by the Compensation Committee at the beginning of each annual performance period and vary depending upon each participant's responsibilities and base salary. Awards under the AIP are paid after the annual performance period and vary from 0% to 200% of the targets based on actual performance. During 1999 and 2000, 75% of the award value was based on our company's overall financial performance and 25% was based on the participant's individual performance. During 2001, 50% of the award value was based on our company's overall financial performance and 50% was based on the participant's individual performance. Financial objectives underlying the measurement of our company's performance include both total asset growth and cash flow return on total assets. The amounts reported above for 1999 and 2000 were paid in March 2000 and May 2001, respectively. The amounts reported above for 2001 were paid in March 2002.

(2) Does not report perquisites amounting to less than the lesser of $50,000 or 10% of total salary and bonus.

(3) Shares of common stock awarded under the LTPSP are issued upon completion of a three-year performance period after the date of grant. Prior to 1993, the Executive Compensation Program provided for annual awards of restricted stock that vested over a four-year period. Commencing in 1993, awards have been paid in shares of common stock and cash in amounts that are not determinable until completion of a four-year award cycle. The aggregate number and market value (based on the $0.80 per share closing price of the shares on the New York Stock Exchange on December 31, 2001) of the restricted shares of common stock granted pursuant to the LTPSP prior to 1993 and held by the above executive officers at December 31, 2001, were as follows:
Dennis E. Wheeler - 27,774 shares ($22,291.20) and Robert Martinez - 4,173 shares ($3,338.40).

(4) Reports the number of shares underlying nonqualified options and incentive stock options granted under the LTIP with respect to each of the respective years. The options granted with respect to 1999 performance were granted in March 2000. No options were granted with respect to 2000 or 2001 performance. The options granted during 2001 were granted in December 2001 in connection with the option exchange program described below.

(5) Reports cash payouts (not awards) under the LTPSP. Payments are made under the LTPSP after the end of the three-year performance period after award. The above reported payments relate to awards made in 1998 and are based on the performance period ending December 31, 2001. No long-term incentive plan awards have been made under the LTPSP with respect to services rendered in 2001.

(6) Includes contributions to the Defined Contribution and 401(k) Retirement Plan (the "Retirement Plan") and amounts credited to our Supplemental Retirement Plan. All full-time employees participate in the Retirement Plan. The amount of our annual contribution is determined annually by the Board of Directors and may not exceed 15% of the participants' aggregate compensation. However, for the years 1999, 2000 and 2001, the contribution was 5%. In addition, the Retirement Plan provides for an Employee Savings Plan which allows each employee to contribute up to 16% of compensation, subject to a maximum contribution of $10,500. We contribute an amount equal to 50% of the first 6% of any such contributed amount. Accrued benefits under the Retirement Plan are fully vested after five years of employment. Retirement benefits under the Retirement Plan are based on a participant's investment fund account upon retirement, the participant's age and the form of benefit payment elected by the participant. We maintain the Supplemental Retirement Plan for our executive officers. Under the Supplemental Retirement Plan, an amount is accrued that equals the portion of the contribution to the Retirement Plan that is restricted due to restrictions under ERISA. In 2001, each of Messrs. Wheeler, Martinez, Krewedl, Duff and Burns were credited with company contributions of $13,600 under the Retirement Plan. In 2001, Messrs. Wheeler, Martinez, Krewedl, Duff and Burns were credited with $20,805, $11,191, $1,964, $803, and $3,040, respectively, pursuant to the
Supplemental Retirement Plan. The amounts of all other compensation reported in the above table also include "above-market" interest earnings on deferred compensation that is accrued under our Supplemental Retirement Plan. "Above-market" interest earnings on deferred compensation is the excess of such interest over 120% of the applicable federal long-term interest rate, with compounding, as prescribed under the Internal Revenue Code. In 2001, the amounts of above-market interest earnings accrued for the benefit of Messrs. Wheeler, Martinez, Krewedl, Duff and Burns, amounted to $1,262.41, $100.67, $10.03, 19.27 and $17.04, respectively.

     As reported to shareholders in the proxy statement relating to last year's Annual Meeting of Shareholders, the following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted under the LTIP in December 2001 and their potential realizable values. Information regarding individual option grants includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The potential realizable value of the options are based on assumed annual 0%, 5% and 10% rates of stock price appreciation over the term of the option. Also set forth is the amount of the increases in the value of all of our outstanding shares of common stock that would be realized in the event of such annual rates of stock price appreciation. All of the reported grants were made in connection with an option exchange program which was approved by the Board of Directors and its Compensation Committee on May 8, 2001, and was extended to the four persons employed by us that held fully-vested options that had been granted to them between 1992 and 1997. The options entitled the holders to purchase an aggregate of 268,861 shares at exercise prices ranging from $13.125 to $20.875 per share during the ten-year period following grant. Pursuant to the option exchange program, on May 15, 2001, the four persons were extended the right prior to June 15, 2001, to tender and have cancelled their options granted between 1992 and 1997 and have a new option granted in exchange therefore on December 17, 2001, (which is six months and one day after June 15, 2001). Each of the four persons exercised their right and new, fully-vested options exercisable for a ten-year period were granted to them on December 17, 2001, at an exercise price equal to $0.74 per share, which was the market value of the common stock on that date.

                                                Option Grants Table


                                           Individual Grants                             Potential Realizable
                       --------------------------------------------------------            Value at Assumed
                       Number of       % of Total                                          Annual Rates of
                         Shares         Options                                              Stock Price
                       Underlying       Granted                                              Appreciation
                        Options       to Employees      Exercise                          for Option Term(4)
                        Granted        in Fiscal         Price       Expiration    -------------------------------
                        (#) (1)         Year (2)       ($/SH) (3)       Date       0% ($)     5% ($)      10% ($)
                       ----------     ------------     ----------    ----------    ------    --------     --------

Dennis E. Wheeler.....   229,090          85.2            $0.74       12/17/11      $  0     $107,672     $270,326
Robert Martinez.......    20,429           7.6             0.74       12/17/11         0        9,602       24,106
James K. Duff.........     8,031           3.0             0.74       12/17/11         0        3,775        9,477
All Shareholders (4)..                                                                 0      126,365      317,256
Named Executive
 Officers' Gains
 as a % of All
 Shareholder Gains....                                                                 0         .35%         .35%

(1) The options include nonqualified and incentive stock options that were fully-vested upon the date of grant.

(2) Based on options for a total of 268,861 shares granted to four persons, including the above three officers.

(3) The exercise price is equal to the closing sale price of the common stock reported on the New York Stock Exchange on the date of grant of the option.

(4) The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 0%, 5%, and 10% from the date of grant to the option expiration date, a term of ten years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of our common stock. Actual gains, if any, on stock option exercises are dependent on several factors including the future performance of our common stock, overall stock market conditions, and the optionee's continued employment through the vesting period. The amounts reflected in this table may not actually be realized.

(5) Total dollar gains based on assumed annual rates of appreciation shown and the 76,724,211 shares of common stock outstanding on June 30, 2002 [to be updated to July 30, 2002 in the definitive proxy statement].

     Information in the above Options Grant Table relates to options granted during the year ended December 31, 2001. Information relating to options granted and to be granted during the year ended December 31, 2002, to the executive officers named in the Summary Compensation Table will be set forth in the proxy statement relating to our Annual Meeting of Shareholders expected to be held in June 2003.

     The following aggregate Option Exercises and Year-End Option Value Table sets forth, for each of the named executive officers, information regarding the number and value of unexercised options at December 31, 2001. No options were exercised during 2001 by such persons.

             Aggregate Option Exercises And Fiscal Year-End Option Value Table

                                                          Number of Shares        Value of
                                                             Underlying         Unexercised
                                                             Unexercised        IN-THE-MONEY
                             Shares                       Options at FY-End      Options at
                            Acquired                             (#)           FY-END ($)(1))
                           on Exercise       Value          Exercisable/        Exercisable/
Name                           (#)        Realized ($)      Unexercisable      Unexercisable
----                       -----------    ------------    -----------------    --------------

Dennis E. Wheeler......        --              --         284,205 / 82,802      $13,745/0
Robert Martinez........        --              --         40,696  / 29,333        1,226/0
Geoffrey A. Burns......        --              --          4,914  / 14,742            0/0
Dieter A. Krewedl......        --              --          4,983  /  7,596            0/0
James K. Duff..........        --              --         12,507  /  7,394          482/0

----------------

(1) Market value of underlying securities at exercise or year-end, minus the exercise price.

     No long-term incentive plan awards were made for services rendered in 2001 under the LTPSP. Therefore, no Long-Term Incentive Plan Awards Table is set forth in this proxy statement.

Supplemental Retirement Deferred Compensation Plan

     Pursuant to our Supplemental Retirement Deferred Compensation Plan, officers may defer up to 50% of their salary as well as 100% of the cash portion of awards under the AIP and LTPSP. Amounts deferred accrue interest at a prime lending rate plus 1%, not to exceed 10%, and payout may be effected by a lump sum or an annuity. Any portion of the incentive award may be deferred into Coeur d'Alene Mines' stock equivalents in the Supplemental Retirement Deferred Compensation Plan for a minimum of five years and will receive a 25% match on the amount deferred.

Directors' Fees

     Pursuant to our Non-Employee Directors' Stock Option Plan, outside directors must receive at least $5,000 of their $50,000 annual director fees in the form of stock options in lieu of $5,000 of cash compensation and are able to elect to receive stock options in lieu of cash fees for up to the $45,000 balance of their annual director fees. Information relating to options granted to outside directors in January 2001, was set forth in last year's proxy statement relating to the 2001 Annual Meeting of Shareholders. The following table sets forth information regarding options that were granted under the plan to non-employee directors on January 4, 2002:

                                         Amount of        Number        Option
                                          Foregone       of Shares     Exercise
                                         Director's     Subject to     Price Per
Name of Outside Director                    Fees          Option*       Share**
------------------------                 ----------     ----------     ---------

Cecil D. Andrus.....................       $5,000          11,627        $0.80
Joseph C. Bennett...................        5,000          11,627         0.80
James J. Curran.....................       25,000          58,139         0.80
James A. McClure....................        5,000          11,627         0.80
Robert E. Mellor....................        5,000          11,627         0.80
John H. Robinson....................       10,000          23,255         0.80
Daniel Tellechea Salido.............        5,000          11,627         0.80
Xavier Garcia de Quevedo Topete.....        5,000          11,627         0.80
Timothy R. Winterer.................       10,000          23,255         0.80
                                          -------         ------

                 Total..............      $70,000         174,411
                                          =======         =======
--------------------

* The number of shares is determined by dividing each outside director's foregone director's fee by the per-share value of an option using the Black-Scholes option valuation method.

** The option exercise price is equal to the average of the high and low prices of our common stock reported by the New York Stock Exchange on January 4, 2002, which was the date of grant.

     Committee members receive no compensation for their services as Committee members.

Directors' Retirement Plan

     Pursuant to the Directors' Retirement Plan, outside directors who have a minimum of five years of service are entitled to one year of retirement benefit for each year of service up to a maximum of ten years of retirement benefits. Each year's retirement benefit is equal to 40% of the outside director's annual compensation as a director at the time of retirement.

Change in Control Provisions

     In the event of a change in control of Coeur d'Alene Mines Corporation, as defined below, all awards under the Executive Compensation Program fully vest as follows:

     o    all unvested stock options become fully exercisable;

     o any unvested shares of restricted stock become fully vested so that the contractual restrictions on the sale of such stock lapse on the change in control date; and

     o cash or common stock payments of performance awards made under the program must be fully paid within 30 days following the date of the change in control.

A change in control of Coeur d'Alene Mines Corporation for purposes of the program is deemed to occur in the event of:

     o an organization, group or person acquires beneficial ownership of our securities representing 35% or more of the combined voting power of our then outstanding securities;

     o a majority of the members of our Board of Directors during any two-year period is replaced by directors who are not nominated and approved by the Board;

     o a majority of the Board members is represented by, appointed by or affiliated with any organization, group or person whom the Board has determined is seeking to affect a change in control of the Company; or

     o we are combined with or acquired by another company and the Board determines, either before or after such event, that a change in control will or has occurred.

Employment Agreements

     We have an employment agreement with Dennis E. Wheeler, Chairman of the Board, President and Chief Executive Officer, which provides for a three-year term of employment and which is automatically extended for one year on June 1 of each year unless terminated or modified by us by written notice. Mr. Wheeler's employment agreement includes the same change in control provisions as those included in the executive severance agreements described below, and in the event of his death, his employment agreement provides for the lump sum payment to his estate of an amount equal to his annual base salary at the time of his death.

     During 2001, and continuing from year-to-year thereafter unless terminated by us by written notice, the executive severance agreements with five executive officers provide that certain benefits will be payable to the executives in the event of a change in control of us and the termination of the executive's employment within two years after such change in control for any reason other than for cause, disability, death, normal retirement or early retirement. The term "change in control" for purposes of the executive severance agreements has the same meaning as that discussed above under "Change in Control Provisions."

     The benefits payable to an executive in the event of a change in control and such termination of employment are:

     o the continued payment of the executive's full base salary at the rate in effect immediately prior to his or her termination of employment, as well as the short-term and long-term bonuses at 100% of the target levels provided at the time of such termination under the AIP and LTPSP for the two years following such termination of employment;

     o the continued payment by us during that period of all medical, dental and long-term disability benefits under programs in which the executive was entitled to participate immediately prior to termination of employment;

     o acceleration of the exercisability and vesting of all outstanding stock options, restricted stock, performance plan awards and performance shares granted by us to the executive under the Executive Compensation Program; and

     o the granting to the executive of continued credit through the two-year period following termination of employment for purposes of determining the executive's retirement benefits under our Defined Contribution and 401(k) Retirement Plan.

     Each executive severance agreement provides that if the severance payments provided thereunder would constitute a "parachute payment," as defined in
Section 280G of the Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion being subject to the excise tax imposed by, or the disallowance of a deduction under, certain provisions of the Code. Accordingly, the present value of such payment will generally be required to be less than three times the executive's average annual taxable compensation during the five-year period preceding the change in control.

                                 PROPOSAL NO. 2

                       INCREASE IN AUTHORIZED COMMON STOCK

General

     Our Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to shareholders for their approval an amendment to Article II of our Restated and Amended Articles of Incorporation increasing the total number of shares of our authorized common stock from 125 million shares to 250 million shares. As more fully discussed below, very few authorized, unreserved shares remain available for future issuance, and the Board of Directors desires to increase the total number of authorized shares to pursue general corporate purposes.

     The form of the proposed amendment to our Restated and Amended Articles of Incorporation is attached as Appendix A to this proxy statement. In order to become effective, the proposed amendment must be approved by the holders of a majority of the shares of common stock that are present or represented by proxy at the meeting. The proposed amendment will become effective upon the filing of the amendment with the Idaho Secretary of State, which we plan to do promptly after the Annual Meeting.

Currently Authorized Common Stock

     Of the 125 million currently authorized shares of our common stock, 79,030,849 shares were outstanding and 1,059,211 shares were held as treasury stock at June 30, 2002 [to be updated to July 30, 2002 in the definitive proxy statement]. In addition, as of that date, a total of 39,171,405 shares of common stock had been reserved for possible issuance in the future for the following purposes:

     o 18,757,407 shares were reserved for issuance upon the conversion of our $25.3 million principal amount of outstanding Series I 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 ("Series I 13 3/8% Senior Notes");

     o 15,910,370 shares were reserved for issuance upon the conversion of our $21.5 million principal amount of outstanding Series II 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 ("Series II 13 3/8% Senior Notes");

     o 2,540,047 shares were reserved for issuance upon the conversion of our $65.5 million principal amount of outstanding 6 3/8% Convertible Subordinated Debentures due January 31, 2004 ("6 3/8% Debentures");

     o 824,871 shares were reserved for issuance upon the conversion of our $14.4 million principal amount of outstanding 7 1/4% Convertible Subordinated Debentures due October 31, 2005 ("7 1/4% Debentures");

     o 816,291 shares were reserved for issuance under our Executive Compensation Program;

     o 322,419 shares were reserved for issuance under our Non-Employee Directors' Stock Option Plan; and

     In view of the fact that a total of 119,261,465 shares of our common stock are either outstanding, held as treasury stock or reserved for future issuance as described above, there remains only 5,738,535 shares of unissued, unreserved shares available for future issuance.

Reasons for the Proposed Amendment

     Our Board of Directors strongly recommends approval of the proposed amendment so that it will be able to have sufficient authorized but unissued and unreserved shares to permit the pursuit and effectuation of corporate transactions and for general corporate purposes requiring the issuance of common stock. Those transactions include:

     o the issuance of common stock in connection with the growth and expansion of our business, including the acquisition of mining properties or other companies engaged in the mining business;

     o the issuance of common stock or securities convertible into common stock in connection with exchanges for convertible indebtedness and with financing and recapitalization transactions;

     o the issuance of common stock in lieu of cash to pay the required interest on our Series I and Series II 13 3/8% Senior Notes;

     o the issuance of shares of common stock under our Executive Compensation Program and Non-Employee Directors' Stock Option Plan; and

     o the issuance of common stock in connection with other corporate transactions that implement proper business purposes determined by the Board of Directors to be in the best interests of our Company and its shareholders.

     We currently have no agreements, understandings or definitive plans to issue additional shares of common stock over and above the number of our presently authorized shares. However, the Board of Directors believes that additional authorized shares should be available in the future in order to permit us to pursue the various transactions described above and to provide for our growth and financial stability. Many of the above transactions arise under circumstances requiring prompt action and do not allow the necessary time to seek shareholder approval to authorize additional shares. The Board of Directors believes that it is very important for it to have the flexibility to be able to act promptly in the best interests of our Company and its shareholders when circumstances such as those described above arise.

     On August 1, 2001, we issued a total of approximately $42.6 million principal amount of our Series I 13 3/8% Notes in connection with an exchange offer by us in which we offered the Series I 13 3/8% Notes to holders of our outstanding 6% Debentures, 6 3/8% Debentures, and 7 1/4% Debentures. On May 31, 2002, we privately issued an additional $21.5 million principal amount of Series II 13 3/8% Notes due December 31, 2003, for $16.0 million in proceeds. Interest on the Series I and Series II 13 3/8% Notes is payable in cash, common stock or a combination of cash and common stock, at our option, at a rate of 13 3/8% per year, payable on June 30 and December 31 of each year. If we elect to pay interest in common stock, the shares of common stock will be valued at 90% of the average of the closing sale prices of our common stock for the five trading days immediately preceding the second trading day prior to the interest payment date. A total of approximately 3.4 million shares of common stock were issued by us in payment for the semi-annual interest payable on December 31, 2001, to the holders of the then outstanding Series I 13 3/8% Notes. Furthermore, a total of approximately 1.1 million shares of common stock were issued by us in payment for the semi-annual interest payable on June 30, 2002, to the holders of the then outstanding Series I and Series II 13 3/8% Notes. Based on the amount of Series I and Series I13 3/8% Notes outstanding on June 30, 2002, each semi-annual interest payment amounts to $3.2 million.

     On June 28, 2002, the closing sale price of our common stock on the New York Stock Exchange was $1.69 per share. Assuming that the average of the closing sale prices of our common stock for the five trading days immediately preceding the second trading day prior to the next interest payment date on December 31, 2002, is $1.70 per share, and further assuming that we elect to pay that interest payment on the Series I and Series II 13 3/8% Notes due in common stock rather than cash, the shares would be valued at 90% of that amount, or $1.53 per share. The interest payment payable on December 31, 2002, would then require the issuance of a total of approximately 2.1 million shares of our common stock. In addition to that interest payment, additional semi-annual interest payments on the 13 3/8% Senior Notes will be required on June 30, 2003, and December 31, 2003.

     It should be noted that we may elect to automatically convert the Series I and Series II 13 3/8% Notes prior to August 1, 2003, if the closing sale price of our common stock exceeds $2.70 (i.e., 200% of the $1.35 conversion price) for at least 20 trading days during a 30-day trading day period ending within five trading days prior to the notice of automatic conversion. In the event of such an automatic conversion, or if holders elect to convert their notes prior to any notice of automatic conversion, we will be obligated to make a payment to holders in cash or, at our option, in common stock, equal to two years worth of interest on the converted notes, less any interest actually paid prior to the conversion. If paid in common stock, the shares would be valued at 90% of the average of the closing sale prices of our common stock for the five trading days immediately preceding the second trading day prior to the conversion date. In the case of voluntary conversions by holders, the minimum share value will be $1.35. An increase to our authorized but unissued and unreserved shares is necessary to accommodate future interest payments in common stock in lieu of cash and to the making of the above-described payments in the event of automatic or voluntary conversions of the Series I and Series II 13 3/8% Notes prior to August 1, 2003.

     Reference is made to Proposals Nos. 3 and 4 below in which we are seeking shareholder approval for the reservation of a total of 1,500,000 shares of our common stock for possible issuance under our Executive Compensation Program and Non-Employee Directors' Stock Option Plan.

Future Shareholder Approval of Common Stock Issuances

     The additional shares of common stock sought by the proposed amendment would be available for issuance without future action by shareholders, unless such action would be required by applicable law or the rules of the New York Stock Exchange. Generally, New York Stock Exchange rules require shareholder approval of proposed issuances of additional shares that would result in an increase of 20% or more in the total number of shares of common stock outstanding before any such proposed issuance, subject to exemptions for certain public and private offerings for cash and an exception where the delay in securing shareholder approval would seriously jeopardize our financial viability and where our reliance on such exception is expressly approved by the Audit Committee of our Board of Directors. Shareholder approval also is required under New York Stock Exchange rules prior to an issuance of common stock that would result in a change of control of our Company. Furthermore, New York Stock Exchange rules require shareholder approval under certain circumstances with respect to certain stock option or purchase plans and with respect to proposed issuances of common stock, or of securities convertible into or exercisable for common stock, to directors, officers or substantial shareholders of the Company or their affiliates.

Description of the Common Stock

     The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders may not accumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after the payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding shares of common stock are fully-paid and non-assessable. We presently do not anticipate the issuance of preferred stock in the future and are not proposing to increase the number of our authorized shares of preferred stock, of which 10 million shares are authorized and none are outstanding.


Potential for Anti-Takeover Effect

     Although the Board of Directors' purpose for seeking an increase in the number of authorized shares of our common stock is not intended for anti-takeover purposes, it should be noted that authorized but unissued shares of common stock, if issued, could be used by incumbent management to make more difficult and thereby discourage an attempt to acquire control of us even though our shareholders might deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile take-over bid. The issuance of the new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business transactions or alter or amend provisions of our Restated and Amended Articles of Incorporation. To the extent that it would impede any such attempts, the issuance of additional shares of common stock following effectiveness of the proposed amendment to our Restated and Amended Articles of Incorporation could potentially serve to perpetuate the existing management.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO OUR RESTATED AND AMENDED ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 125 MILLION SHARES TO 250 MILLION SHARES.

                                 PROPOSAL NO. 3

PROPOSE AMENDMENT OF OUR EXECUTIVE COMPENSATION PROGRAM AUTHORIZING THE RESERVATION OF AN ADDITIONAL 1,000,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE PROGRAM.

     During the seven-year period from 1995 through 2001, shareholders authorized the reservation of a total of 1,500,000 shares of our common stock for issuance under our Executive Compensation Program. As of July 30, 2002, 689,438 shares of common stock are issuable upon the exercise of outstanding options and rights and $1.58 was the weighted average exercise price of such outstanding options and rights.

     On March 19, 2002, stock options for a total of 259,610 shares were granted to 13 officers with an exercise price of $1.23 per share under the Executive Compensation Program. As a result of an option exchange program approved by the Board of Directors on March 19, 2002, in connection with which options held by eight of our officers and employees for an aggregate of 116,677 shares of common stock and exercisable at exercise prices ranging from $4.8125 to $6.11 per share, were cancelled on March 31, 2002. We plan to grant new options for an aggregate of 116,677 shares on October 2, 2002, (which is six months and one day after the cancellation of such options) to such persons at an exercise price equal to the closing sale price of the common stock on the New York Stock Exchange on the October 2, 2002. Following the issuance of such new options, 699,614 shares will remain available for issuance under the Executive Compensation Program.

     Our Board of Directors has approved a resolution amending the program to authorize, subject to shareholder approval at the Annual Meeting, an additional 1,000,000 shares of common stock for issuance under the program (either directly or upon the exercise of options to be granted under the program). The 1,000,000 amount of shares called for by the proposed amendment reflects our estimate of the maximum amount of shares, which will depend on the market value of the common stock at the time of the award or grant, that we anticipate may be called for in connection with awards and option grants under the Execution Compensation Program during the next two years.

     As more fully explained under the caption "Compensation and Related Matters" above, the three component plans that constitute the Executive Compensation Program are the Annual Incentive Plan, the Long-Term Incentive Plan and the Long-Term Performance Share Plan. The Annual Incentive Plan provides for annual cash incentive compensation awards, 50% of which are based on the financial performance of our Company and 50% of which is based on the individual officer's performance. Of each long-term incentive granted under the Executive Compensation Program, 25% consists of incentive or non-qualified stock options granted under the Long-Term Incentive Plan, and 75% consists of performance shares granted under the Long-Term Performance Share Plan. The Long-Term Incentive Plan provides for the grant of incentive and non-qualified stock options that are based on a percent of base salary and vest cumulatively at a rate of 25% per year. The Long-Term Performance Share Plan provides for the issuance of performance share awards (60% of which are payable in shares of common stock and 40% of which are payable in cash after the performance period that has been four years for past awards and will be three years for future awards) and are based on long-term shareholder value enhancement relative to industry competitors over the performance period. All long-term incentive awards granted under the Long-Term Incentive Plan and Long-Term Performance Share Plan directly relate to the performance of the Company.

     The tables set forth above under the caption "Compensation and Related Matters" set forth data relating to the awards made under our Executive Compensation Program for performance in 2001. Reference is made to those tables, to the related description of the program and to the discussion of the option exchange program in 2002 set forth above and the option exchange program in 2001 set forth in the above Compensation Committee Report.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED AMENDMENT OF OUR EXECUTIVE COMPENSATION PROGRAM AUTHORIZING THE RESERVATION OF AN ADDITIONAL 1,000,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE PROGRAM.
                                 PROPOSAL NO. 4

PROPOSED AMENDMENT OF OUR NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN AUTHORIZING THE RESERVATION OF AN ADDITIONAL 500,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER OPTIONS TO BE GRANTED UNDER THE PLAN.

     At our Annual Meeting in 1995, shareholders approved our Non-Employee Directors' Stock Option Plan and authorized 200,000 shares of our common stock for issuance upon the exercise of options granted under the plan. At last year's annual meeting, shareholders approved the reservation of an additional 500,000 shares for issuance under the plan. Under the plan, which is administered by our Board of Directors, each outside director must receive at least $5,000 of his $50,000 annual director fee in the form of stock options in lieu of $5,000 of cash compensation. Each director also is able to elect to receive a stock option in lieu of cash fee for up to the $45,000 balance of his annual director fee. As of the date of this proxy statement, 322,419 shares remain available for issuance under the plan. Our Board of Directors has approved a resolution authorizing, subject to shareholder approval at the Annual Meeting, an additional 500,000 shares for issuance upon the exercise of options to be granted under the plan. The 500,000 amount of shares called for by the proposed amendment reflects our estimate as to the maximum amount of shares, which will depend on the market value of the common stock at the time of the award or grant, that we anticipate may be called for to underlie options to be granted to non-employee directors during the next two to three years.

     A description of our Non-Employee Directors' Stock Option Plan is set forth above under the sub-caption "Directors' Fees" that appears under the caption "Compensation and Related Matters." Options are automatically granted under the plan on the third business day of January of each year to each non-employee director. The value of the option is determined by an independent consultant applying the Black-Scholes option valuation method designed to value a right to acquire our shares of common stock at an exercise price equal to the fair market value of our shares on the date of grant. The option is exercisable at any time beginning six months from the date of grant and ending ten years from the date of grant.

     Data regarding the options that were granted under the Non-Employee Directors' Stock Option Plan to non-employee directors on January 4, 2002 is set forth above under "Compensation and Related Matters - Directors' Fees."

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN AUTHORIZING THE RESERVATION OF AN ADDITIONAL 500,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER OPTIONS TO BE GRANTED UNDER THE PLAN.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of our Board of Directors, which currently consists of James J. Curran, James A. McClure and Timothy R. Winterer, is governed by its charter. All the members of the Audit Committee are "independent" as defined in the listing standards of the New York Stock Exchange, which means that they have no relationship to the Company that may interfere with the exercise of their independence from our management.

     The Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2001 with management and our independent auditing firm, Arthur Anderson LLP. In that connection, the Audit Committee discussed with Arthur Andersen the matters required to be discussed by Statement of Accounting Standards No. 61. SAS 61 requires an auditor to communicate certain matters relating to the conduct of an audit to the Audit Committee including:

     o    methods used to account for significant unusual transactions;

     o the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

     o the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates;

     o any disagreements with management regarding the application of accounting principles, the basis for management's accounting estimates, the disclosures in the financial statements and the wording of the auditor's report;

     o the auditor's judgments about the quality, and not just the acceptability, of our accounting principles as applied in its financial reporting; and

     o the consistency of application of the accounting principles and underlying estimates and the clarity, consistency and completeness of the accounting information contained in the financial statements, including items that have a significant impact on the representational faithfulness, verifiability and neutrality of the accounting information.

     Arthur Andersen LLP reported to the Audit Committee that:

     o    there were no disagreements with management,

     o it was not aware of any consultations about significant matters that management discussed with other auditors,

     o    no major issues were discussed with management prior to its retention,

     o it received full cooperation and complete access to our books and records,

     o    there was no fraud or likely illegal acts,

     o    there were no significant internal control deficiencies, and

     o there were no known probable material misstatements in our interim reports.

     In addition, the Audit Committee received from Arthur Andersen LLP the written disclosures and the letter required by Independence Standards Board Statement No. 1 and discussed Arthur Andersen's independence with Arthur Andersen. Pursuant to ISB 1, Arthur Andersen:

     o disclosed to the Audit Committee all relationships between Arthur Andersen and its related entities that in Arthur Andersen's professional judgment may reasonably be thought to bear on independence, and

     o confirmed in the letter that, in its professional judgment, it is independent of the Company.

     Based on the above-referenced review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission. Reference is made to the Audit Committee's charter for additional information as to the responsibilities and activities of the Audit Committee. Copies of this charter are available upon request to our Secretary.

                                          Audit Committee of the Board Directors

                                          James J. Curran, Chairman
                                          James A. McClure
                                          Timothy R. Winterer


Audit and Non-Audit Fees

     The total fee billed for professional services rendered by Arthur Andersen LLP for the audit of our financial statements for the year ended December 31, 2001, and the reviews of the Company's financial statements included in its Quarterly Reports on Form 10-Q during 2001 was approximately $157,522. In addition, Arthur Andersen LLP received approximately $243,533 of fees for all other non-audit services rendered by Arthur Anderson LLP during 2001. The Audit Committee has considered whether Arthur Andersen's provision of the non-audit services to the Company is compatible with maintaining Arthur Andersen's independence.

                             INDEPENDENT ACCOUNTANTS

     On July 22, 2002, we advised the firm of Arthur Andersen LLP ("AA") that it would no longer serve as our independent accounting firm. AA had served in that capacity since October 1999. Our determination reflected the fact that on June 15, 2002, the Securities and Exchange

Commission announced that AA had informed the Commission that it will cease practicing before the Commission by August 31, 2002.

     On July 22, 2002, we engaged the independent accounting firm of KPMG LLP ("KPMG") to serve as our new auditing firm. The decision to engage KPMG was approved by the Audit Committee of our Board of Directors and the full Board. Shareholders are not being asked to ratify the selection by the Board of Directors and its Audit Committee of KPMG as our independent accountants for the current year because there is no requirement that such ratification be sought. We expect a representative of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions concerning our financial statements.


                             STOCK PERFORMANCE CHART

COMPARISON OF 5 1/2YEAR CUMULATIVE TOTAL RETURN* AMONG COEUR D'ALENE MINES CORPORATION, S&P 500 INDEX AND PEER GROUP INDEX

     The following chart compares our cumulative total shareholder return for the five years ended December 31, 2001, and six months ended June 30, 2002, with
(i) the S&P 500 Index, which is a performance indicator of the overall stock market, and (ii) a peer group determined by us.

                                [OBJECT OMITTED]




========================  =========  =========  =========  =========  =========  =========  =========
                          Dec. 1996  Dec. 1997  Dec. 1998  Dec. 1999  Dec. 2000  Dec. 2001  June 2002
------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Coeur d'Alene Mines
Corporation Common Stock   100.00      59.09      30.58      22.73       6.20       5.29      11.17
------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
S&P 500 Index              100.00     133.32     171.33     207.33     188.42     166.12     144.33
------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Peer Group Index **        100.00      53.30      43.15      34.90      19.24      33.19      68.24
------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Assumes $100 invested on January 1, 1996, in our common stock, S&P 500 Index and the peer group index.
---------------
 *   Total return assumes reinvestment of dividends.
** The issuers of common stock included in the peer group are Apex Silver Mines Ltd., Bema Gold Corp., Cambior Inc., Echo Bay Mines Corp., First Silver Reserve, Inc., Glamis Gold Ltd., Hecla Mining Co., Homestake Mining Co., Kinross Gold Corp., Meridian Gold, Inc., Pan American Silver Corporation, TVX Gold, Inc. and Viceroy Resources Corp.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Initial Statements of Beneficial Ownership of Securities on Form 3 are required to be filed within ten days after the date on which the person became a reporting person. Statements of Changes of Beneficial Ownership of Securities on Form 4 are required to be filed by the tenth day of the month following the month during which the change in beneficial ownership of securities occurred. We believe that all reports of securities ownership and changes in such ownership required to be filed during 2001 were timely filed.

                         YEAR 2003 SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2003 Annual Meeting must be received by our Secretary, 400 Coeur d'Alene Mines Building, Post Office Box I, Coeur d'Alene, Idaho 83814 no later than January 1, 2003, (i.e., approximately 120 days prior to April 30, 2003, which is the presently expected date of mailing of the proxy statement relating to next year's annual meeting), in order for them to be considered for inclusion in the 2003 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year's Annual Meeting, but not desiring to have such proposal included in next year's proxy statement relating to that meeting, should submit such proposal to us by February 14, 2003, (i.e., at least 45 days prior to April 30, 2003, which is the presently expected date of the mailing of the proxy statement relating to next year's annual meeting). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

                                  OTHER MATTERS

     Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the Proxy in accordance with their discretion.

     Our 2001 Annual Report to Shareholders, which includes financial statements for the year ended December 31, 2001, was mailed on April 30, 2002, to shareholders of record on April 18, 2002. For those shareholders who became shareholders of record subsequent to April 18, 2002, this proxy statement is accompanied by a copy of that report. The Annual Report is not to be regarded as part of the proxy solicitation materials.


                                       By order of the Board of Directors,
                                       COEUR D'ALENE MINES CORPORATION

                                       /s/ Dennis E. Wheeler

                                       DENNIS E. WHEELER
                                       Chairman of the Board


Coeur d'Alene, Idaho
August ___, 2002

                                                                    (Appendix A)

                              ARTICLES OF AMENDMENT
                               TO THE RESTATED AND
                        AMENDED ARTICLES OF INCORPORATION
                       OF COEUR D'ALENE MINES CORPORATION


Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:


1.   The name of the corporation is: "Coeur d'Alene Mines Corporation."

2.   The text of the amendment is as follows:

Article II is amended by replacing paragraph (a) of Article II with the following:

     (a) The corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, "common stock" and "preferred stock". The total number of such shares which the corporation shall have the authority to issue shall be 270 million. The total number of shares of common stock authorized to be issued shall be 250 million shares, $1.00 par value per share, and the total number of shares of preferred stock authorized to be issued shall be 20 million, $1.00 par value per share.

3.   The date of adoption of the amendment(s) was: September 17, 2002.

4.   Manner of adoption:

     [ ] The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, Idaho Code, and was, therefore, adopted by the board of directors.

     [ ] None of the corporation's shares have been issued and was, therefore, adopted by the incorporator board of directors.

     [X]  The number of shares outstanding and entitled to vote was

          ------------------------------------------------

          The number of shares cast for and against each amendment was:

          Amended article            Shares for        Shares against
          ---------------            ----------        --------------

          Article II




Dated:     September ___, 2002
           -----------------------------

Signed:
           ------------------------------------------------------------

Name:      Dennis E. Wheeler
           ------------------------------------------------------------

Capacity:  Chairman of the Board, President and Chief Executive Officer
           ------------------------------------------------------------


                                                   COEUR D'ALENE MINES CORPORATION

                                   400 Coeur d'Alene Mines Building, 505 Front Avenue, P.O. Box I
                                                     Coeur d'Alene, Idaho 83814

                                                         COMMON STOCK PROXY

                                      This proxy is solicited by the Board of Directors for the
                             ANNUAL MEETING OF SHAREHOLDERS on September 17, 2002, 9:30 A.M., local time

The undersigned appoints Dennis E. Wheeler or, in his absence, Geoffrey A. Burns, proxy of the undersigned, with full power of substitution, to vote all shares of Coeur d'Alene Mines Corporation common stock the undersigned is entitled to vote at the Annual
Meeting of Shareholders to be held September 17, 2002, or at any adjournment thereof, with all powers the undersigned would have if personally present. The shares will be voted as directed, and with respect to other matters of business properly before the meeting as the Proxies shall decide. If no direction is provided is made, this Proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.


-----------------------------------------------------------------------------------------------------------------------------------

The Shares will be voted as directed, and with respect to other matters of                      [X]  Please mark
business properly before the meeting as the Proxies shall decide. If no                              Your votes like
direction is provided, this Proxy will be voted FOR Proposals 1 through 5.                           this in blue or
                                                                                                     black ink.


                                The Board of Directors recommends voting FOR the following proposals:

-----------------------------------------------------        ----------------------------------------------------------------------

1.  ELECTION OF DIRECTORS                                    2. PROPOSAL REGARDING AMENDMENT TO           FOR    AGAINST    ABSTAIN
                                                             RESTATED ARTICLES OF INCORPORATION
    FOR all nominees listed     WITHHOLD AUTHORITY           AUTHORIZING INCREASE IN NUMBER OF SHARES     [ ]      [ ]        [ ]
    below (except as marked      To vote for all             OF COMMON STOCK TO 250 MILLION.
    to the contrary below)     nominees listed below

             [ ]                        [ ]                  3. PROPOSAL REGARDING INCREASE IN            FOR    AGAINST    ABSTAIN
                                                             AUTHORIZED SHARES OF COMMON STOCK UNDER
                                                             EXECUTIVE COMPENSATION PLAN.                 [ ]      [ ]        [ ]


                                                             4. PROPOSAL REGARDING INCREASE IN            FOR    AGAINST    ABSTAIN
                                                             AUTHORIZED SHARES OF COMMON STOCK UNDER
                                                             NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.   [ ]      [ ]        [ ]


(INSTRUCTION; To withhold authority to vote for              5. IN THEIR DISCRETION, THE PROXIES ARE      FOR    AGAINST    ABSTAIN
any individual nominee, strike a line through the            AUTHORIZED TO VOTE UPON SUCH OTHER
nominee's name on the list below.)                           BUSINESS AS MAY COME BEFORE THE MEETING.     [ ]      [ ]        [ ]
C.D. Andrus, J.J. Curran, J.A. McClure, R.E. Mellor,
J.H. Robinson, D.T. Salido, J. Kenneth Thompson, X.G.
Topete, Timothy R. Winterer and Dennis E. Wheeler

-----------------------------------------------------        ----------------------------------------------------------------------


                                                                                                            Y
                                                             I plan to attend the meeting                    E  [ ]      N  [ ]
                                                                                                             S           O
                                                             PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE
                                                             ENCLOSED POSTAGE-PAID ENVELOPE



Signature                                             Signature                                            Dated:            , 2002
         ------------------------------------------            ------------------------------------------         -----------

Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate the title. If shares are held jointly, each holder should sign.
